EXHIBIT 99.15
Ashland Distribution Non GAAP Metric Information
($, Thousands)

POCKET PROFIT	Q1 2008	Q1 2007

Operating Income	$5,975	$14,015

Invested Capital October 31	$613,747	$597,917
Invested Capital November 30	628,553	612,576
Invested Capital December 31	676,588	610,691
Total	1,918,887	1,821,184
Average Invested Capital (Total/3)	639,629	607,061
Cost of Capital (9.5%/4)	2.375%	2.375%
Cost of Capital $ (COC$)	$15,191	$14,418

Pocket Profit	$(9,216)	$(403)
(Net Income less COC$)

NOTE:  Ashland Distribution changed some of its existing internal segment presentation methodologies during the quarter which caused the definition of "pocket profit" to be adjusted.  As a result of this change, income taxes have been taken out of the "pocket profit" caldulation.  The prior period has been updated to conform to the current period's presentation.